Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Era Group Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Era Group Inc. on Form S-8 (File No. 333-214402, File No. 333-187116 and File No. 333-186228) and Form S-3 (File No. 333-231879).

/s/ GRANT THORNTON LLP

Houston, Texas
March 5, 2020